This contract was a verbal contract  between the Security  Project Manager of U.
S. Satellite and the President of Downstream, doing business as, SSI - Security Solutions Incorporated, that was outlined and confirmed in a letter sent from the Company to the Project Manager of U. S. Satellite. The letter was dated and addressed to the Security Project Manager of U. S. Satellite and read:

         Please have the equipment to be installed in the Osco Drug Stores #2251; #2279; #2287; and #2288, in the KS, MO area, sent to our affiliate in Topeka, KS:

                                PSI Alarm Systems
                            Attn: Mr. Joel Culberson
                            2901 S. W. Burlingame Rd.
                                Topeka, KS 66611

         As discussed, SSI will install burglar alarm systems and CCTV monitoring systems in each of these stores for the price of $9556 (nine thousand five hundred fifty six dollars) per store. It is understood that USSC/American Stores will supply all equipment to be installed and that American Stores will have each store prewired, with all necessary boxes and conduit laid prior to our installation of these systems. If for some reason American Stores fails to prewire said facilities, SSI, and/or its affiliates, will run the wire, lay the conduit and install the boxes for an additional price of $1800 (one thousand eight hundred dollars) per store, for a total price of $11,356 (eleven thousand three hundred fifty dollars) per store. SSI shall provide on sight inspection of all stores, and USSC/American Stores shall pay SSI the agreed upon amounts for its services within 30 days after the completion of the installation of said systems. Thank you for allowing SSI to serve you.

Warmest Regards,
Barry A. Ellsworth

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